EXHIBIT 4.38

TERM SHEET

SALE AND LEASEBACK

OF 2,800 TEU CV

“HULL 4236"

May 1 st 2023

Vessel:	2,800 TEU CV built 1st Quarter 2024 (ΙΜΟ 9963516)

Seller/Charterer:	Euroseas Ltd. or its guaranteed nominee

Buyer/Owner:	Fuji lron Works Co.,Ltd.(Japan) and Yassan. SJ. Shipping,
S.A.(Panama) 99% and 1 % respectively.
Bank:	The San-in Godo Bank., Ltd.
Net Financed Amount:	USD 27,000,000.00
Arrangement Fee:	1.40% of the Net Financed Amount payable by the Seller
Registration and Legal	on Delivery.
Costs:
Initial registration of title to the Vessel and legal
documentation cost for documenting the lease and
security to be Charterer's account; however such cost not
Drop-dead fee:	to exceed USD 25,000.

USD 30,000 plus documented legal costs (if any) shall be
payable by the Seller to the Buyer if the transaction does
not materialize, upon Seller's initiative, after the Owner's
Financiers Board approval has been lifted in accordance
Payment:	with the timeline stipulated in the Subject Clause
hereunder.
Delivery Place:
100% on Delivery
Delivery Time:
Εx. Hyundai Μipο Dockyard, South Korea

Charter Period:	1st Quarter 2024 (try not later than 31st March 2024) and
back-to-back with the delivery under the SBC with HMD.
Administration Fee:
7 years from Delivery.
Bareboat Charter Hire:
US$ 1,250 per Vessel per month payable together with
BBC Hire

The Bareboat Charter Hire per each vessel shall be paid
monthly in advance and be comprised by:

Α: Fixed part: USD 4,351 per day;
Β: Floating part: (3months CME TERM SOFR plus
2.295% Margin) x Loan Outstandίng

monthly Bareboat Charter Hire shall be determined five
Loan to be amortized	(5) Business Days before the hire due date. If 3Μ CME
over seventeen (17)	TERM SOFR falls below zero, then 3Μ CME TERM SOFR
years to zero in	equal to zero to be applied to calculate the Floating Part of
accordance with	the Bareboat Charter Hire. Cost of flagging and any
Appendix Α. Floating	annual tonnage tax plus Agency fee to be for Charterer's
Part for the next	account during Charter period.

Class:	IACS classification society in Charterer's option.

Charterer's Disclosure:	Charterers and/or Guarantor to provide consolidated audited
financial reports every year until charter expiration within 180 days from the financial year end.

Changes to the Vessel:	In the event of any improvement, structural changes or new
equipment becoming necessary for the continued operation of
the Vessel by reason of new class requirements or by
compulsory legislation, the cost of compliance shall be for the
Charterers account. Notwithstanding the foregoing, Charterers are allowed to make improvements to the Vessel provided cost of the same to be for Charterers account.

Special Depreciation Method:	ln order for the Owners to apply Japanese special
depreciation method, Charterers shall undertake the following
(on an effort basis);
a) Corporate to provide any documents and certificates
required by the Japanese tax authorities including
certificates from the shipyard, provided that such
documents are available; and
b) facilitate direct registration from Shipyard to the Owners.

For avoidance of doubt and notwithstanding the above, the
Owner's successful qualification for the special tax depreciation scheme shall not be a condition precedent for the transaction.

Confidentiality:	The discussions between the parties shall be kept strictly
confidential by both parties and may only be disclosed to each party's advisors and financiers on a need to know basis, and as may be required to be disclosed under applicable law, regulatory rules and regulations, and government authorities.

Subjects:	I. Buyer's/Owner's Board approval to be lifted within 5 days after signed term sheet; and
II. Seller's/Charterer's Board approval to be lifted within 5 days after signed term sheet; and
III. Owner's Financier's approval to be lifted within 40 days after subject 1 has been lifted; and
IV. Mutual agreement of the detailed terms and conditions of the
ΜΟΑ, BBCP and all other relative documents.

Law:	The ΜΟΑ, BBCP and other documents to be governed by
English Law. English Courts Law to apply.

The Charterers	The Owners
Euroseas Ltd.	Fuji Iron Works Co., Ltd.
/s/ Symeon Pariaros	/s/ Shingo Matsumoto

Appendix Α: Loan Outstanding

1st Year	lst Month	27,000,000	2nd Year	13th Month	25,411,765
1st Year	2nd Month	26,867,647	2nd Year	14th Month	25,279,412
1st Year	3rd Month	26,735,294	2nd Year	15th Month	25,147,059
1st Year	4th Month	26,602,941	2nd Year	16th Month	25,014,706
1st Year	5th Month	26,470,588	2nd Year	17th Month	24,882,353
1st Year	6th Month	26,338,235	2nd Year	18th Month	24,750,000
1st Year	7th Month	26,205,882	2nd Year	19th Month	24,617,647
1st Year	8th Month	26,073,529	2nd Year	20th Month	24,485,294
1st Year	9th Month	25,941,176	2nd Year	21st Month	24,352,941
1st Year	10th Month	25,808,824	2nd Year	22nd Month	24,220,588
1st Year	11th Month	25,676,471	2nd Year	23rd Month	24,088,235
1st Year	12th Month	25,544,118	2nd Year	24th Month	23,955,882

3rd Year	25th Month	23,823,529	4th Year	37th Month	22,235,294
3rd Year	26th Month	23,691,176	4th Year	38th Month	22,102,941
3rd Year	27th Month	23,558,824	4th Year	39th Month	21,970,588
3rd Year	28th Month	23,426,471	4th Year	40th Month	21,838,235
3rd Year	29th Month	23,294,118	4th Year	41st Month	21,705,882
3rd Vear	30th Month	23,161,765	4th Year	42nd Month	21,573,529
3rd Year	31st Month	23,029,412	4th Year	43rd Month	21,441,176
3rd Vear	32nd Month	22,897,059	4th Vear	44th Month	21,308,824
3rd Year	33rd Month	22,764,706	4th Vear	45th Month	21,176,471
3rd Vear	34th Month	22,632,353	4th Vear	46th Month	21,044,118
3rd Year	35th Month	22,500,000	4th Vear	47th Month	20,911,765
3rd Year	36th Month	22,367,647	4th Year	48th Month	20,779,412

5th Year	49th Month	20,647,059	6th Year	61st Month	19,058,824
5th Year	50th Month	20,514,706	6th Year	62nd Month	18,926,471
5th Year	51st Month	20,382,353	6th Year	63rd Month	18,794,118
5th Year	52nd Month	20,250,000	6th Year	64th Month	18,661,765
5th Year	53rd Month	20,117,647	6th Year	65th Month	18,529,412
5th Vear	54th Month	19,985,294	6th Year	66th Month	18,397,059
5th Year	55th Month	19,852,941	6th Year	67th Month	18,264,706
5th Year	56th Month	19,720,588	6th Year	68th Month	18,132,353
5th Year	57th Month	19,588,235	6th Year	69th Month	18,000,000
5th Year	58th Month	19,455,882	6th Year	70th Month	17,867,647
5th Year	59th Month	19,323,529	6th Vear	71st Month	17,735,294
5th Vear	60th Month	19,191,176	6th Vear	72nd Month	17,602,941

7th Vear	73rd Month	17,470,588
7th Year	74th Month	17,338,235
7th Year	75th Month	17,205,882
7th Year	76th Month	17,073,529
7th Year	77th Month	16,941,176
7th Year	78th Month	16,808,824
7th Vear	79th Month	16,676,471
7th Year	80th Month	16,544,118
7th Year	81st Month	16,411,765
7th Year	82nd Month	16,279,412
7th Vear	83rd Month	16,147,059
7th Year	84th Month	16,014,706